Exhibit 10.8

June 22, 2016

Dear Adam Mostafa:

On behalf of Abpro (the “Company”), I am pleased to offer you the position of CFO/VP Business Development reporting to Ian Chan, CEO. The details of our offer are as follows:

Effective Date: Your full-time employment with the Company shall start no later than September 6, 2016 (the “Commencement Date”). The start date can be moved up based on mutual agreement. Prior to September 6, 2016, while you relocate, you can work with Abpro as a consultant for up to a mutually agreeable number of hours at your annualized salary. The schedule for working together will be determined within 2 weeks of signing this letter.

Compensation: Your base compensation will be $290,000 on an annualized basis once you are working full time. You will be eligible for payment of a bonus raised from future financings for investors introduced directly by you for completing a Series D (or Series E, if necessary) and IPO at terms acceptable to the Ab pro Board of Directors, within 24 months of the signing of this agreement. The bonus structure is anticipated to be determined by the Board of Directors within 45 days after signing this agreement, with the potential to earn up to 2% of proceeds raised. In general, the IPO bonus will be paid out at $1 M+ in stock/cash, assuming parameters are achieved in timing, size of financing, and valuation as deemed acceptable by the Board of Directors. This financing bonus can be paid in cash or stock as determined appropriate by the Board of Directors, with at least 50% anticipated to be paid in stock. If paid in stock, it will be at the respective price per share of the completed round. For business development, you will also be eligible for payment of a bonus of 1.0% cash received for partnerships directly originated by you. After 24 months, the Compensation Committee of the BOD anticipates determining your new incentive/bonus pay for financings and business development. All payments and other amounts contemplated to be payable by this letter will be reduced by all tax or other amounts required to be withheld under applicable law.

Stock Options: Subject to approval by the Board of Directors (or an appropriate Committee appointed by the Board of Directors), and pursuant to a written stock option agreement entered into by and between you and the Company (the “Option Agreement”). The Company will grant you an option to purchase 230,000 shares of Abpro Common Stock (the “Option”) in accordance with the terms of the Option Agreement once you are working full time.

Benefits/Relocation: You may participate in any and all of the benefit programs once you are working full time, including paid time off and holidays, that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing these programs. Abpro will reimburse you for up to $12.SK for relocation expenses via receipts submitted. Abpro may also advance you funds of up to $ 18.5K for additional relocation expenses upon mutual consent as an advance against a future bonus.

Our offer is contingent upon (1) the successful completion of acceptable reference and background checks; (2) your execution of an Abpro At-Will Employment, Confidential Information, Invention Assignment, Non-compete and Arbitration Agreement (the “Confidentiality Agreement”). a copy of which is enclosed with this letter; and (3) submission of an I-9 Employment Eligibility Verification Form acceptable to the Company within three (3) days of your date of employment. You must be prepared to offer proof of your employability in the United States in accordance with the requirements listed on the I-9 Form within the first three (3) days of employment.

You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into this agreement or carrying out your responsibilities for the Company as contemplated hereby, or which is in any way inconsistent with any of the terms hereof.

You further represent that you will not breach the terms of any other agreement to keep in confidence proprietary information, knowledge or data you may have acquired in confidence or in trust prior to beginning your employment with the Company. You confirm that the resume you provided the Company is accurate and does not include any misrepresentations about prior employment or education.

As indicated above, the Company is an at will employer, which means that either you or the Company may terminate the employment relationship at any time with or without notice and with or without reason. This letter is not to be construed as an agreement, either expressed or implied, to employ you for any stated term. No employee or other representative of Company, other than the CEO, has any authority to enter into any agreement to the contrary.

Notwithstanding the foregoing, or anything else in this offer letter, in the event that you are separated from employment without cause, you will be eligible to receive severance consisting of six (6) months of continued base compensation, provided that you sign a separation agreement and release prepared by Abpro, and provided that you sign and return the attached, “Agreement Not To Disclose Confidential And/Or Proprietary Information, And Agreement Not To Solicit Employees, Customers Or Prospective Customers And Not To Compete With Abpro, Inc.” (the “Confidentiality Agreement”) together with this offer letter. Note that payment of any continued compensation under this provision will require strict adherence to the Confidentiality Agreement. For purposes of this provision, “cause” will mean (1) poor work performance, as determined by the Company; or (2) misconduct, as determined by the Company, or (3) any conduct that the Company deems materially harmful to its business, interests, or reputation.

Adam, formalities aside, we are delighted that you are joining us full time and look forward to your continued contributions.

Sincerely,

/s/ Ian Chan
Ian Chan

I hereby accept employment with Abpro on the terms and conditions set forth above.

/s/ Adam Mostafa	9/9/16
Signature	Date